Exhibit 4.11

VENATOR MATERIALS
2017 STOCK INCENTIVE PLAN

NOTICE OF AWARD OF ORDINARY SHARES
(Director Form)

Grantee:
Date of Grant:
Ordinary Share Grant Number:
Number of Shares Granted:

1.                                      Notice of Grant. You are hereby granted pursuant to the Non-Employee Stock Incentive Plan (the “Plan”) as Annex A to the Venator Materials 2017 Stock Incentive Plan the number of Ordinary Shares (“Shares”) of Venator Materials PLC, a public company limited by shares and incorporated under the laws of England and Wales (the “Company”) set forth above, in accordance with the terms and conditions set forth herein and in the Plan (the “Award”).  Terms that have their initial letter capitalized, but that are not otherwise defined in this Notice shall have the meanings given to them in the Plan.

2.                                      Shares. The Shares shall be issued to you by the Company in your name, pursuant to which you shall have the rights of a shareholder of the Company with respect thereto, including, without limitation, voting rights.  You undertake to pay to the Company the aggregate par value of the Shares, rounded up to the nearest $0.01, to be issued to you pursuant to this Notice within a ten (10) day period immediately following the issuance of such Shares.

3.                                      Tax Related Items.

(a)                                 Responsibility for Taxes. The ultimate liability for all income taxes, social security taxes, national insurance contributions, payroll taxes, fringe benefits taxes, or any similar taxes to the foregoing in any jurisdiction, payment on account or any other tax-related items including any interest or penalties thereon related to your participation in the Plan including, for the avoidance of doubt, in connection with the issue, acquisition, holding or sale of any Shares acquired by you in connection with the Plan (“Tax-Related Items”) for which you may be held liable under applicable law, is and remains your responsibility and may exceed the amount in respect thereof actually withheld by the Company or any Subsidiary, if any. You further acknowledge that the Company (i) makes no representations or undertakings regarding any Tax-Related Items in connection with any aspect of this Award, including, but not limited to, the grant, vesting or settlement of this Award (or any part of this Award), the subsequent sale of Shares attributable to this Award, and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of this Award to reduce or eliminate your responsibility for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)                                 Tax Indemnity.  You shall indemnify the Company and the Subsidiaries in respect of any Tax-Related Items for which the Company and/or any Subsidiary is or may be liable to account (or reasonably believes it is or may be liable to account).

(c)                                  Tax Withholding for U.S. Participants. With respect to any U.S. Participant that is a non-employee, the Company will not withhold any income tax items from this Award. Notwithstanding the foregoing, the Company shall not settle any portion of an Award granted pursuant to this Agreement unless you have agreed in writing to pay any amounts you are responsible for paying under Section 3(a) or to make adequate arrangements satisfactory to the Company to satisfy all such Tax-Related Items.

(d)                                 Tax Withholding for U.K. Participants. With respect to any U.K. Participant, the Company shall not settle the Award unless you have agreed in writing to pay any amounts under Section 3(a) or to make adequate arrangements satisfactory to the Company to satisfy all such Tax-Related Items (which, for the avoidance of doubt, shall include any service recipient’s (secondary) Class 1 national insurance contributions which may be recovered by the Company or a relevant Subsidiary from you under UK law). In this regard, if you do not pay the amount owed to the Company or the relevant Subsidiaries under Section 3(a) within the time period notified to you by the Company, you authorize the Company and the Subsidiaries or an agent of the Company and/or the Subsidiaries, as applicable, to satisfy your obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)                                    The Company may withhold a portion of the Shares otherwise issuable in settlement of this Award (or, in the case of Awards settled in cash, a portion of the cash proceeds) that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld (as determined by the Company in good faith and in its sole discretion) with respect to this Award. For purposes of the foregoing, no fractional Shares will be withheld or issued pursuant to the vesting of this Award and the issuance of Shares or cash thereunder.

(ii)                                 The Company may withhold a portion of the sales proceeds from the sale of Shares acquired pursuant to this Award either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent).

(iii)                              The Company or the relevant Subsidiary may withhold any amounts necessary to pay the Tax-Related Items from your salary or other amounts payable to you to the extent permissible under applicable law.

(iv)                             The Company or the relevant Subsidiary may require you to submit a cash payment equivalent to the Tax-Related Items required to be withheld with respect to this Award.

(v)                                The Company or the relevant Subsidiary may satisfy the Tax-Related Items by such other methods or combinations of methods as the Company may make available from time to time.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable withholding rates (as determined by the Company in good faith and its sole discretion), including maximum applicable tax rates. If the obligation for Tax-Related Items is satisfied by withholding from the Shares to be delivered upon settlement of this Award, for tax purposes, you are deemed to have been issued the full number of Shares notwithstanding that a number of Shares are held back for the purpose of paying Tax-Related Items. In the event the withholding requirements are not satisfied, no Shares or cash will be issued to you (or your estate) in settlement of this Award unless and until satisfactory arrangements (as determined by the Company in its sole discretion) have been made by you with respect to the payment of any such Tax-Related Items. By accepting the grant of this Award, you expressly consent to the methods of withholding of Tax-Related Items as provided hereunder. All other Tax-Related Items related to this Award and any Shares or cash delivered in settlement thereof are your sole responsibility.

(e)                                  Tax Withholding for U.K. Participant Section 16 Officers. If you are a U.K. Participant that is also a Section 16 officer of the Company under the U.S. Securities and Exchange Act of 1934, as amended, the Company will withhold Shares upon the settlement of the Award to cover any withholding obligations for Tax-Related Items unless the use of such withholding method is prohibited or problematic under applicable laws or otherwise may trigger adverse consequences to the Company, in which case the obligation to withhold Tax-Related Items shall be satisfied by you submitting a payment in cash or such other form as the Company deems appropriate to the Company equal to the amount of the Tax-Related Items required to be withheld.

(f)                                   Tax Elections for U.K. Participants.  If requested by the Company you shall, on or before the date of the receipt of any Shares related to this Award (or within any other period specified by the Company), enter into a joint election with the Company (or any relevant Subsidiary that is your employer or service recipient) under section 431 of the Income Tax (Earnings and Pensions) Act 2003.

4.                                      Compliance with Securities Law.  Notwithstanding any provision of this Notice to the contrary, the issuance of Shares will be subject to compliance with all applicable requirements of federal, state, and foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Shares may then be listed.  No Shares will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed.  In addition, Shares will not be issued hereunder unless (a) a registration statement under the Securities Act is, at the time of issuance, in effect with respect to the shares issued or, (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.  YOU ARE CAUTIONED THAT ISSUANCE OF SHARES PURSUANT TO THIS NOTICE MAY NOT OCCUR UNLESS THE FOREGOING CONDITIONS ARE SATISFIED.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained.  As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.  From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make Shares available for issuance. Depending on your country of residence (or country of service, if different), you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares during such times as you are considered to have “inside information” regarding the Company (as defined by the laws of your country of residence or service, as applicable). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions and that you should consult with your personal advisor on this matter.

5.                                      Legends.  The Company may at any time place legends referencing any restrictions imposed on the Shares pursuant to Section 4 of this Notice on all certificates representing Shares issued with respect to this Award.

6.                                      Right of the Company and Subsidiaries to Terminate Services.  Nothing in this Notice confers upon you the right to continue performing services for the Company or any Subsidiary, or interfere in any way with the rights of the Company or any Subsidiary to terminate your service relationship at any time.

7.                                      Furnish Information.  You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

8.                                      Remedies.  The parties to this Notice shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Notice whether by an action to enforce specific performance or for damages for its breach or otherwise.

9.                                      No Liability for Good Faith Determinations.  The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Notice or the Shares granted hereunder.

10.                               Execution of Receipts and Releases.  Any issuance of Shares or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

11.                               No Guarantee of Interests.  The Board and the Company do not guarantee the Shares of the Company from loss or depreciation.

12.                               Information Confidential.  As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Notice; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors.  In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you.

13.                               Successors.  This Notice shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

14.                               Severability.  If any provision of this Notice is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Notice shall be construed and enforced as if the illegal or invalid provision had never been included herein.

15.                               Company Action.  Any action required of the Company shall be by resolution of the Board or by a person or entity authorized to act by resolution of the Board.

16.                               Headings.  The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

17.                               Data Protection. The Company and the Committee shall process your Personal Data in accordance with the provisions of Schedule A attached to this Notice.

18.                               Governing Law.  All questions arising with respect to the provisions of this Notice shall be determined by application of the laws of Delaware, without giving any effect to any conflict of law provisions thereof, except to the extent Delaware state law is preempted by federal law.  The obligation of the Company to sell and deliver Shares hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Shares.

19.                               Compliance with Law. You agree to take any and all actions, and consent to any and all actions taken by the Company and its Affiliates, as may be required to allow the Company and its Affiliates to comply with local laws, rules and regulations in your country of residence (and country of service, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal, regulatory and tax obligations under local laws, rules and regulations in your country of residence (and country of service, if different).

20.                               The Plan.  This Notice is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

IN WITNESS WHEREOF, the Company has caused this Notice to be executed by its officer thereunto duly authorized, and you have set your hand as to the date and year first above written.

VENATOR MATERIALS PLC

Name: [NAME]
Title: [TITLE]

[GRANTEE NAME]

Schedule A

Data Protection

1.                                      The Company and the Committee may process certain Personal Data (whether provided in any documents that you may complete in order to participate in the Plan or sourced from your service with your service recipient), in connection with the Plan and an Award  For the purpose of this Schedule A, references to the “Company” shall include your service recipient.  This Schedule A sets out:

(a)                                 the Personal Data that the Company and the Committee will hold; and

(b)                                 the purposes for which the Company and the Committee will hold and use that Personal Data.

2.                                      A Participant shall be required to disclose Personal Data in order to receive an Award.  Disclosure may occur pursuant to an Award Agreement or in connection with the administrative processes used by the Company in order to populate the Award Agreement and administer the Award.  If a Participant does not disclose the Personal Data which is required by the Company or the Committee in order to comply with the Plan, the Company and the Committee may not be able to grant an Award to the Participant.

3.                                      The Company and the Committee may collect, use and process your Personal Data in order to administer or otherwise give effect to the Plan including for the following purposes:

(a)                                 to correspond with you and discuss the Plan with you;

(b)                                 to carry out your obligations arising from any contracts entered into between you, the Committee and/or the Company;

(c)                                  holding, administering and maintaining your records, including, but not limited to, details of your Awards;

(d)                                 to support and assist any third parties with whom the Committee or the Company may share your Personal Data to manage and administer the Plan;

(e)                                  to manage and administer the relationship between you and the Committee and the Company;

(f)                                   to comply with legal obligations of the Company and the Committee and to comply with instructions the Company and the Committee may receive from any regulatory bodies and tax authorities;

(g)                                  to provide information to the Company, the Committee, trustees of any employee benefit trust, registrars, brokers or any administrators of the Plan; and

(h)                                 to provide information to bona fide prospective purchasers or merger partners of the Company (including advisers to such prospective purchasers or merger partners), or the business in which you work.

4.                                      The Company and the Committee may, in order to administer or otherwise give effect to the Plan, from time to time share your Personal Data with:

(a)                                 any Company Affiliate or any Subsidiary of the Company that does not employ or receive services from you;

(b)                                 advisers, brokers or registrars engaged by the Company, the Committee, and any Company Affiliate and/or any Subsidiary of the Company that does not employ or receive services from you; and/or

(c)                                  any third parties that provide services to the Company, the Committee, and any Company Affiliate and/or any Subsidiary of the Company that does not employ or receive services from you.

5.                                      The Company and the Committee will process your Personal Data in order to:

(a)                                 pursue their legitimate interests of administering, or otherwise giving effect to, the Plan; and/or

(b)                                 fulfill their respective obligations as necessary for the performance of a contract with you (or another Person), or in preparation of entering into a contract with you (or another Person).

6.                                      The Committee will not retain any of your Personal Data relating to the Plan.  Any of your Personal Data relating to the Plan will be stored by the Company until termination of the Plan.

7.                                      Where the Company and/or the Committee share your Personal Data with, or transfer  it to, any person and that person is located outside the European Economic Area, the Company and/or the Committee will ensure that there are in place adequate safeguards for such information, including, entering into model contract clauses which have been approved by the European Commission.  Copies of such agreements can be obtained by request from Nina Nandelstaedt at the Company.

8.                                      The privacy compliance manager for the Company (and contact details) are: Nina Nandelstaedt (email: Nina_Nandelstaedt@venatorcorp.com; telephone: +49 20 6622 2206).

9.                                      You have a number of rights in respect of the use by the Company and the Committee of your Personal Data.  These include:

(a)                                 the right to object to direct marketing;

(b)                                 the right (subject to certain exclusions) to receive a copy of Personal Data held by the Committee and the Company; and

(c)                                  from May 25, 2018, the following rights:

(i)                                     the right to be forgotten;

(ii)                                  the right to restrict the use of your Personal Data by the Company and the Committee;

(iii)                               the right to object to the way your Personal Data is used; and

(iv)                              the right to object to profiling and automated decision making.

10.                               If you would like any further information about your rights or how to exercise them, you should contact Nina Nandelstaedt.

11.                               If you are unhappy about the use of your Personal Data by the Company or the Committee, you may make a complaint to the Information Commissioner.  Further information can be found at https://ico.org.uk.